Exhibit 99.1

STONE ENERGY CORPORATION
 Announces Acreage Acquisition in Williston Basin

LAFAYETTE, LA. December 27, 2004

        Stone Energy Corporation (NYSE: SGY) announced that it has signed a purchase and sale agreement to acquire approximately 35,000 net exploration acres in the Williston Basin of North Dakota and Montana from a small independent company effective January 1, 2005. The acquisition cost of approximately $85 million is expected to be funded with borrowings under Stone’s bank credit facility pending final closing, which is expected in February 2005.

        “This acquisition represents another significant step in efforts to diversify our asset base,” stated David H. Welch, president and chief executive officer. “Combined with our recent acreage acquisition in Utah, we have created several growth opportunities for exploration and development in the Rocky Mountain region.”

        The acquisition includes proved reserves and a minimal amount of oil production. Approximately 85% of the purchase price is expected to be allocated to unevaluated acreage. Much of this acreage is located within the Bakken formation fairway with attractive stacked-pay potential. Stone expects to begin exploring the acreage with a multi-well drilling program beginning in 2005.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development and operation of oil and gas properties located in the conventional GOM shelf, GOM deep shelf, GOM deep water and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking, and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.